Exhibit 8.1

Tyler Resources Inc.

List of Subsidiaries/Affiliates

Subsidiaries/ Investees	Percentage Ownership	Jurisdiction of Incorporation
Recursos Tyler S.A. de C.V.	100%	Mexican Company
Tyler Diamondfields Inc. (inactive)	100%	Business Corporations Act Alberta